EXHIBIT 4.43

****CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.


                            SHARE PURCHASE AGREEMENT


     SHARE PURCHASE AGREEMENT, dated as of December 8, 2004 (this "AGREEMENT"), among Tower Semiconductor Ltd., a public company organized under the laws of the State of Israel (the "SELLER"), , a Bermuda limited partnership ("****"), , a Delaware limited liability company ("****"), , LLC, a Delaware limited liability company ("****"), , a Delaware limited liability company ("****"), and , a German limited partnership ("****" and, collectively, with ****, ****, **** and ****, the "PURCHASERS").

     WHEREAS, upon the terms and conditions set forth in this Agreement, the Seller proposes to sell to each Purchaser the aggregate number of Ordinary Shares and Preferred Shares (as each term is defined below) of Saifun Semiconductors Ltd., a private company organized under the laws of the State of Israel (the "COMPANY"), set forth opposite such Purchaser's name on SCHEDULE 2.1 hereto at the Price Per Share (as defined below).

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.1 DEFINITIONS. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

     "AFFILIATE" means, with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

     "AGGREGATE PURCHASE PRICE" means the Price Per Share multiplied by the Purchased Shares.

     "AGREEMENT" means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

     "ARTICLES OF ASSOCIATION" means the Articles of Association of the Company as in effect on the date hereof, as amended from time to time.

     "BOARD OF DIRECTORS" means the Board of Directors of the Company.

     "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which commercial banks in the State of Israel or the State of New York are authorized or required by law or executive order to close.

****CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

     "CLAIMS" means any actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations.

     "CLOSING" has the meaning set forth in Section 2.3 of this Agreement.

     "CLOSING DATE" has the meaning set forth in Section 2.3 of this Agreement.

     "COMPANY" has the meaning set forth in the recitals to this Agreement.

     "CONTRACTUAL OBLIGATIONS" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

     "CONTROL" (including the terms "CONTROLLING," "CONTROLLED BY" and "UNDER COMMON CONTROL with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

     "$" means United States dollars.

     "****" has the meaning set forth in the preamble to this Agreement.

     "****" has the meaning set forth in the preamble to this Agreement.

     "****" has the meaning set forth in the preamble to this Agreement.

     "****" has the meaning set forth in the preamble to this Agreement.

     "****" has the meaning set forth in the preamble to this Agreement.

     "GOVERNMENTAL AUTHORITY" means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

     "INDEMNIFIED PARTY" has the meaning set forth in Section 7.1(a) of this Agreement.

     "INDEMNIFYING PARTY" has the meaning set forth in Section 7.1(a) of this Agreement.

     "IPO" has the meaning set forth in Section 2.2 of this Agreement.

     "IPO PRICE" means the final price per share (net of underwriters' discounts and commissions) of the Ordinary Shares offered in the IPO as stated in the final prospectus relating to the IPO.

     "LIEN" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, voting restriction (statutory or other), lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever.

     "LOSSES" has the meaning set forth in Section 7.1 of this Agreement.

     "MAJOR SHAREHOLDERS" has the meaning set forth in the Articles of Association.

     "NIS" means New Israeli Shekels.

     "ORDERS" has the meaning set forth in Section 3.2 of this Agreement.

     "ORDINARY SHARES" means the Ordinary Shares of nominal value NIS 0.01 each of the Company.

     "PERSON" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

     "PREFERRED SHARES" means the Series B Preferred Shares of nominal value NIS
0.01 each of the Company.

     "PRICE PER SHARE" means the higher of (i) $14.00; or (ii) the price per share at which any of the Purchasers and/or their Affiliates, prior to Closing, enter into a written agreement to purchase, or receive the right to purchase, securities of the Company (subject to adjustment for share splits, share combinations, share dividends, share bonus issuances, recapitalizations, reorganizations and the like).

     "PURCHASED SHARES" means an aggregate of 2,704,024 Ordinary Shares and 58,608 Preferred Shares.

     "PURCHASERS" has the meaning set forth in the preamble to this Agreement.

     "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, dated as of October 2, 2000 by and among the Company, Mr. Boaz Eitan and the Investors listed on Schedule A thereto.

     "REQUIREMENT OF LAW" means, as to any Person, any law, statute, treaty, rule, regulation, right or determination of an arbitrator or a court or other Governmental Authority or stock exchange (including, without limitation, the Companies Law, 5759-1999, of the State of Israel), in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

     "RIGHTS OF FIRST REFUSAL" means the rights of first refusal in favor of the Major Shareholders as set forth in Articles 35 through 42 (inclusive) of the Articles of Association to purchase all of the Purchased Shares proposed to be sold to the Purchasers under this Agreement.

     "SALE" means (a) (i) the merger, reorganization or consolidation of the Company into or with one or more Persons, (ii) the merger or consolidation of one or more Persons into or with the Company or (iii) a tender offer or other business combination or series of related business combinations, if, in the case of (i), (ii) or (iii), the shareholders of the Company prior to the transaction do not retain at least a majority of the voting power of the surviving Person or
(b) the sale by the Company to another Person of all or substantially all of the assets of the Company.

     "SALE BY PURCHASER" means the sale of any or all of the Purchased Shares by any Purchaser or Purchasers to a third party, excluding (i) any such sale consummated in connection with a Sale and (ii) any sale, transfer or other disposition of any of the Purchased Shares to any Affiliate of such Purchaser or Purchasers, provided however that the sale by such Purchaser or Purchasers or any of its or their Affiliates of the first 2,762,632 shares of the Company sold after the Closing Date shall be deemed a sale of Purchased Shares for the purposes of this definition.

     "SALE BY PURCHASER PRICE" means, with respect to any Sale By Purchaser, the cash price paid in consideration of each Purchased Share in the Sale By Purchaser, PROVIDED that if any portion of the consideration paid in such Sale By Purchaser is other than cash, the calculation of the price per share of such non-cash consideration shall be mutually agreed upon by the parties or, in the event the parties are unable to reach agreement on a price per share, by a mutually agreed upon internationally recognized appraiser.

     "SALE PRICE" means, with respect to any Sale, the cash price per share paid in consideration of each Purchased Share by the surviving Person; PROVIDED that if any portion of the consideration paid in such Sale is other than cash, the calculation of the cash price per share of such non-cash consideration shall be determined by (i) the internationally recognized investment banking firm retained by the Company to deliver a fairness opinion to the Board of Directors with respect to such Sale, if so retained, or (ii) the Company's Board of Directors, if the Company does not retain such investment banking firm.

     "SECURITIES ACT" means the United States Securities Act of 1933, as amended, and the rules and regulations of the United States Securities and Exchange Commission thereunder.

     "SELLER" has the meaning set forth in the preamble to this Agreement.

     "SHARE DEEDS" has the meaning set forth in Section 2.4(a)(i) of this Agreement.

     "SHAREHOLDERS RIGHTS AGREEMENT" means the Shareholders Rights Agreement, dated as of October 2, 2000, by and among the Company and the Shareholders listed on Schedule A thereto.

     "TRANSACTION DOCUMENTS" means this Agreement and the Share Deeds.

     "TRIGGER EVENT" has the meaning set forth in Section 2.2.

     "TRIGGER EVENT PRICE" has the meaning set forth in Section 2.2.

                                   ARTICLE II

            PURCHASE AND SALE OF ORDINARY SHARES AND PREFERRED SHARES

     2.1 PURCHASE AND SALE OF ORDINARY SHARES AND PREFERRED SHARES. Subject to the terms and conditions herein set forth, the Seller agrees to sell to each Purchaser, and each Purchaser, jointly and not severally, agrees to purchase from the Seller on the Closing Date the Purchased Shares at the Price Per Share (as the Purchased Shares and Aggregate Purchase Price are allocated among the Purchasers on SCHEDULE 2.1 and subject to adjustment for share splits, share combinations, share dividends, share bonus issuances, recapitalizations, reorganizations and the like).

     2.2 ADDITIONAL PAYMENT. Upon each occurrence of any of the following: (i) the pricing in the final prospectus relating to the Company's initial public offering of its Ordinary Shares (the "IPO") pursuant to an effective registration statement under the Securities Act, (ii) the Company's execution of a definitive and binding agreement relating to a Sale, or (iii) any Purchaser's execution of a definitive and binding agreement relating to a Sale By Purchaser (each of the foregoing clauses (i), (ii), and (iii)), a "TRIGGER EVENT"), the Purchasers will pay the Seller on the closing date of the IPO, Sale or Sale By Purchaser, as the case may be, by wire transfer of immediately available funds to a United States dollar account designated by the Seller, an amount equal to the excess of (A) the product of (I) the product of 10% multiplied by the number of Purchased Shares (subject to anti-dilution adjustment after the date hereof for share splits, share combinations and similar events) multiplied by (II) the difference between (x) either the IPO Price, the Sale Price, or the Sale By Purchaser Price, as the case may be (the price in such Trigger Event is referred to as the "TRIGGER EVENT PRICE"), minus (y) the Price Per Share (subject to anti-dilution adjustment after the date hereof for share splits, share combinations and similar events) minus (B) any previous payments made by the Purchasers to the Seller pursuant to this Section 2.2 as a result of a Trigger Event (subject to anti-dilution adjustment after the date hereof for share splits, share combinations and similar events); PROVIDED, however, that (A) subject to the fulfillment of (B) below, this Section 2.2 shall terminate and be of no further effect on and after September 1, 2005, (B) the Seller is entitled to payment under this Section 2.2 upon the occurrence of each Trigger Event prior to September 1, 2005, (C) this Section 2.2 shall have no effect if the Price Per Share (subject to anti-dilution adjustment after the date hereof for share splits, share combinations and similar events) is greater than or equal to the Trigger Event Price and (D) in the event of the occurrence of more than one
(1) Trigger Event prior to September 1, 2005, this Section 2.2 shall have no effect for such subsequent Trigger Event only if the Trigger Event Price of such subsequent Trigger Event is less than or equal to the Trigger Event Price of any previous Trigger Event or of the Price Per Share. For the avoidance of doubt and subject to the limitation provided in the definition of "Sale By Purchaser", this Section 2.2 shall not apply to any securities of the Company purchased by the Purchasers or any of their Affiliates after the Closing.

     2.3 CLOSING. Unless this Agreement shall have been terminated pursuant to
Article IX, and subject to the satisfaction or waiver of the conditions set forth in Articles V and VI, the closing of the sale and purchase of the Purchased Shares (the "CLOSING") shall take place at the offices of Naschitz, Brandes & Co., the Purchasers' Israeli counsel, at 10:00 a.m., local time, on the first Business Day after the eighth day following the date upon which the conditions set forth in Articles V and VI shall be satisfied or waived in accordance with this Agreement, or at such other time, place and date that the Seller and the Purchasers may agree in writing (the "CLOSING DATE").

     2.4 DELIVERIES.

          (a) SELLER DELIVERIES. On the Closing Date, the Seller shall make the following deliveries to the Purchasers:

               (i) The Seller shall deliver to each Purchaser a duly executed Deed of Transfer of Shares governing the sale of the Purchased Shares being purchased by such Purchaser from the Seller (collectively, the "SHARE Deeds").

               (ii) The Seller shall deliver to the Purchasers a certificate executed by the Chief Executive Officer of the Seller, in form and substance satisfactory to the Purchasers, dated the Closing Date, certifying that the representations and warranties of the Seller contained in Article III hereof are true and correct in all respects at and on the date hereof and the Closing Date and that the Seller has performed and complied with all covenants and obligations of the Seller under this Agreement.

               (iii) The Seller shall deliver to the Purchasers evidence reasonably satisfactory to the Purchasers that the transfer of the Purchased Shares to the Purchasers has been duly registered in the shareholder register of the Company.

          (b) PURCHASERS DELIVERIES. On the Closing Date, the Purchasers shall deliver to the Seller the Aggregate Purchase Price by wire transfer of immediately available funds to a United States dollar account designated by the Seller.

          (c) JOINT DELIVERIES. On the Closing Date, the Seller and the Purchasers will make the following deliveries:

               (i) The Seller and each Purchaser shall deliver to the Company the Share Deeds with respect to the Purchased Shares, in each case executed by the Seller and the applicable Purchaser.

               (ii) The Seller and each Purchaser shall deliver to the Company the approval of the Investment Center of the transactions contemplated by this Agreement.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller hereby represents and warrants to each of the Purchasers as follows:

     3.1 EXISTENCE AND POWER. The Seller (a) is a company duly organized and validly existing under the laws of the State of Israel, and (b) has all requisite company power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents.

     3.2 AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by the Seller of this Agreement and each of the other Transaction Documents, (a) have been duly authorized by all necessary company action, (b) do not contravene the terms of the Seller's organizational documents, or any amendment thereof, (c) do not violate, conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation of the Seller, except for the Rights of First Refusal, or any Requirement of Law of or in Israel or the United States applicable to the Seller and (d) do not violate any judgment, injunction, suit, award, decree or order of any nature of any Governmental Authority (collectively, "ORDERS") against, or binding upon, the Seller.

     3.3 TITLE TO PURCHASED SHARES. The Seller owns beneficially and of record the Purchased Shares and has good and valid title to the Purchased Shares free and clear of all Liens, subject to the Rights of First Refusal as of the date hereof. Except for the Rights of First Refusal, the Seller has the unrestricted power and authority to transfer the Purchased Shares to the Purchasers. Upon delivery to the Purchasers of the Share Deeds and payment therefor, the Purchasers shall acquire good and valid title to such Purchased Shares free and clear of all Liens. The Purchased Shares represent all of the securities of the Company owned by the Seller and its Affiliates.

     3.4 GOVERNMENTAL AUTHORIZATION; THIRD PARTY CONSENTS. No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person to which the Seller is subject, and no lapse of a waiting period under a Requirement of Law which is applicable to the Seller is necessary or required in connection with the execution, delivery or performance (including, without limitation, the sale and delivery of the Purchased Shares) by, or enforcement against, the Seller of this Agreement, each of the other Transaction Documents or the transactions contemplated hereby. The Seller understands that the transactions contemplated hereby may require the Company to receive the approval of the Investment Center, the receipt or waiver of which is a condition to Closing set forth in Article V.

     3.5 BINDING EFFECT. This Agreement has been duly executed and delivered by the Seller, prior to the Closing the Share Deeds will have been duly executed and delivered by the Seller, and this Agreement constitutes, and the Share Deeds will constitute, the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

     3.6 LITIGATION. There are no actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations pending or, to the knowledge of the senior officers of the Seller, threatened, at law, in equity, in arbitration or before any Governmental Authority against the Seller purporting to enjoin or restrain the execution, delivery or performance by the Seller of this Agreement or any of the other Transaction Documents.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

     Each of the Purchasers hereby represents and warrants, severally and not jointly, to the Seller as follows:

     4.1 EXISTENCE AND POWER. Such Purchaser (a) is a limited liability company or limited partnership, as the case may be, duly organized and validly existing under the laws of the jurisdiction of its formation and (b) has the requisite limited partnership or limited liability company, as the case may be, power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents.

     4.2 AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by such Purchaser of this Agreement and each of the other Transaction Documents (a) have been duly authorized by all necessary limited partnership or limited liability company, as the case may be, action, (b) do not contravene the terms of such Purchaser's organizational documents, or any amendment thereof, (c) do not violate, conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation of such Purchaser or any Requirement of Law of or in Israel or the United States applicable to such Purchaser and (d) do not violate any Orders of any Governmental Authority against, or binding upon, such Purchaser.

     4.3 GOVERNMENTAL AUTHORIZATION; THIRD PARTY CONSENTS. No approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person to which such Purchaser is subject, and no lapse of a waiting period under any Requirement of Law which is applicable to such Purchaser, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the purchase of the Purchased Shares being purchased by such Purchaser pursuant to Section 2.1) by, or enforcement against, such Purchaser of this Agreement, each of the other Transaction Documents or the transactions contemplated hereby. Each Purchaser understands that the transactions contemplated hereby may require the Company to receive the approval of the Investment Center, the receipt or waiver of which is a condition to the Closing set forth in Article V.

     4.4 BINDING EFFECT. This Agreement has been duly executed and delivered by such Purchaser and constitutes the legal, valid and binding obligation of such Purchaser, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

****CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.


     4.5 LITIGATION. There are no actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations pending or, to the knowledge of such Purchaser, threatened, at law, in equity, in arbitration or before any Governmental Authority against such Purchaser purporting to enjoin or restrain the execution, delivery or performance by such Purchaser of this Agreement or any of the other Transaction Documents.

     4.6 ACCREDITED INVESTOR. Such Purchaser is an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act. Each Purchaser acknowledges that the Seller is not providing such Purchaser with any representation or warranty concerning the business, operations, financial performance or prospects of the Company. Each Purchaser has conducted its own independent review of the business, operations, financial performance and prospects of the Company and has determined to purchase the Purchased Shares solely on the basis of such review.

     4.7 LOCK-UP. In order to induce the Seller to sell the Purchased Shares to the Purchasers, the Purchasers are agreeing with the Company not to sell, transfer, assign or otherwise dispose of **** of the Purchased Shares for **** months following the Closing, subject to certain exceptions agreed upon by the Company and the Purchasers.

                                   ARTICLE V

                          CONDITIONS TO THE OBLIGATION
                           OF THE PURCHASERS TO CLOSE

     The obligation of the Purchasers to purchase the Purchased Shares, to pay the Aggregate Purchase Price at the Closing and to perform their other obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, the Purchasers of the following conditions on or before the Closing
Date:

     5.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Seller contained in Article III shall be true and correct in all respects.

     5.2 SELLER'S PERFORMANCE.

          (a) All of the covenants and obligations that the Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all respects.

          (b) Each document required to be delivered by the Seller pursuant to Sections 2.4(a) and 2.4(c) shall have been delivered.

     5.3 WAIVER OF RIGHTS OF FIRST REFUSAL. Either (a) all the Major Shareholders shall have waived in writing their Rights of First Refusal with respect to all of the Purchased Shares, (b) the twenty-one (21) day notice period under Article 38 of the Articles of Association relating to the Rights of First Refusal shall have expired without the Major Shareholders having elected to exercise their Rights of First Refusal with respect to all of the Purchased Shares or (c) the Seller shall have complied with Articles 35 through 42 (inclusive) of the Articles of Association and none of the Major Shareholders shall have any right to purchase any of the Purchased Shares. Each Purchaser acknowledges that any waiver by the Purchasers of the condition set forth in the foregoing clauses (a) and (b) shall not limit the obligation of the Seller to comply with the Rights of First Refusal. If pursuant to the Rights of First Refusal the Seller is obligated to transfer all of the Purchased Shares to the Major Shareholders, notwithstanding anything to the contrary in this Agreement, the Purchasers shall have no recourse against the Seller as a result of the Seller's sale of all of the Purchased Shares to the Major Shareholders so long as such sale is on the same terms and conditions as set forth herein.

     5.4 NO MATERIAL JUDGMENT OR ORDER. There shall not be on the Closing Date any Order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which would prohibit or restrict (i) the purchase of the Purchased Shares or (ii) the consummation of the transactions contemplated by this Agreement.

     5.5 CONSENTS AND APPROVALS.

          (a) All approvals of the Investment Center which are necessary or required in connection with the performance or consummation of the transactions contemplated by this Agreement, shall have been obtained and be in full force and effect.

          (b) All other consents, exemptions, authorizations, or other actions by, or notice to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law which are necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Seller of this Agreement and each of the other Transaction Documents shall have been obtained and be in full force and effect, except for the filing with the Israeli Registrar of Companies concerning the transfer of the Purchased Shares, and the Purchasers shall have been furnished with appropriate evidence thereof and all applicable waiting periods relating thereto shall have expired.

                                   ARTICLE VI

                          CONDITIONS TO THE OBLIGATION
                             OF THE SELLER TO CLOSE

     The obligation of the Seller to sell the Purchased Shares and to perform its other obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, the Seller of the following conditions on or before the Closing Date:

     6.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Purchasers contained in Article IV shall be true and correct in all respects.

     6.2 PURCHASERS' PERFORMANCE.

          (a) All of the covenants and obligations that the Purchasers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all respects.

          (b) The Purchasers shall be prepared to deliver the Aggregate Purchase Price for the Purchased Shares in accordance with Section 2.4(b) and each document required to be delivered by the Purchasers pursuant to Section 2.4(c) shall have been delivered.

                                  ARTICLE VII

                                 INDEMNIFICATION

     7.1 INDEMNIFICATION.

          (a) Except as otherwise provided in this Article VII and subject to the limitations set forth in this Section 7.1, the Seller (the "INDEMNIFYING PARTY") agrees to indemnify, defend and hold harmless each of the Purchasers and its Affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling persons (each, an "INDEMNIFIED PARTY") to the fullest extent permitted by law from and against any and all losses, Claims, or written threats thereof (including, without limitation, Claims by a third party), damages, expenses (including reasonable fees, disbursements and other charges of counsel incurred by any Indemnified Party in any action between the Indemnifying Party and any Indemnified Party or between any Indemnified Party and any third party or otherwise) or other liabilities (collectively, "LOSSES") resulting from or arising out of any breach of any representation or warranty, covenant or agreement by the Seller in the Transaction Documents. The maximum amount of indemnification and contribution payments made by the Seller to all Indemnified Parties under this Section 7.1 shall not exceed, in the aggregate, the sum of (i) the Aggregate Purchase Price plus (ii) any reasonable expenses (including reasonable fees, disbursements and other charges of counsel incurred by any Indemnified Party in any action between the Indemnifying Party and any Indemnified Party or between any Indemnified Party and any third party or otherwise) resulting from or arising out of any breach of any representation or warranty, covenant or agreement by the Seller in the Transaction Documents.

          (b) In connection with the obligation of the Indemnifying Party to indemnify for expenses relating to any action between any Indemnified Party and any third party other than the Indemnifying Party as set forth above, the Indemnifying Party shall, upon presentation of appropriate invoices containing reasonable detail, reimburse each Indemnified Party for all such reasonable expenses (including reasonable fees, disbursements and other charges of counsel incurred by such Indemnified Party in any action between the Indemnified Party and any third party) as they are incurred by such Indemnified Party; PROVIDED, however, that if an Indemnified Party is reimbursed under this Article VII for any expenses, such reimbursement of expenses shall be refunded to the Indemnifying Party to the extent it is finally judicially determined that the Indemnified Party is not entitled to indemnification from the Indemnifying Party under this Article VII. In connection with the obligation of the Indemnifying Party to indemnify for expenses relating to any action between the Indemnifying Party and the Indemnified Party as set forth above, the Indemnifying Party shall, within ten (10) Business Days of the later of: (i) a final judicial determination or a final settlement between the Indemnifying Party and the Indemnified Party, in which the Indemnified Party is entitled to indemnification from the Indemnifying Party under this Article VII and (ii) presentation of appropriate invoices containing reasonable detail, reimburse each Indemnified Party for all such reasonable expenses (including reasonable fees, disbursements and other charges of counsel incurred by such Indemnified Party in any action between such Indemnified Party and the Indemnifying Party) in full to the Indemnifying Party.

     7.2 NOTIFICATION. Each Indemnified Party under this Article VII shall, promptly after the receipt of notice of the commencement of any Claim or any other action against such Indemnified Party in respect of which indemnity may be sought from the Indemnifying Party under this Article VII, notify the Indemnifying Party in writing of the commencement thereof. The omission of any Indemnified Party to so notify the Indemnifying Party of any such action shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party under this Article VII unless, and only to the extent that, such omission results in the Indemnifying Party's forfeiture of substantive rights or defenses. In case any such Claim shall be brought against any Indemnified Party, and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; PROVIDED, HOWEVER, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any Claim in which both the Indemnifying Party, on the one hand, and an Indemnified Party, on the other hand, are, or are reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel and to control its own defense of such Claim if, in the reasonable opinion of counsel to such Indemnified Party, either (x) one or more defenses are available to such Indemnified Party that are not available to the Indemnifying Party or (y) a conflict or potential conflict exists between such Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; PROVIDED, HOWEVER, that the Indemnifying Party (i) shall not be liable for the fees and expenses of more than one counsel to all Indemnified Parties and (ii) shall reimburse the Indemnified Parties for all of such reasonable fees and expenses of such counsel (x) incurred in any action between the Indemnifying Party and the Indemnified Parties, following the final judicial determination or final settlement of such action as set forth in
Section 7.1(a) and (y) incurred in any action between the Indemnified Parties and any third party, as such expenses are incurred. The Indemnifying Party agrees that it will not, without the prior written consent of the Purchasers, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising or that may arise out of such Claim. The Indemnifying Party shall be liable for any settlement of any Claim effected against an Indemnified Party without its written consent, which consent shall not be unreasonably withheld.

     7.3 CONTRIBUTION. If the indemnification provided for in this Article VII from the Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any Losses referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and such Indemnified Party in connection with the actions which resulted in such Losses, as well as any other relevant equitable considerations. The relative faults of the Indemnifying Party and such Indemnified Party shall be determined by reference to, among other things, whether any action in question has been made by, or relates to information supplied by, the Indemnifying Party or such Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses referred to above shall be deemed to include, subject to the limitations set forth in Sections 7.1 and 7.2, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding.

     7.4 EXCLUSIVE REMEDY. Except in the case of fraud or willful or intentional misconduct, the indemnification and contribution rights accorded to an Indemnified Party under this Article VII shall be the exclusive remedy of the Indemnified Parties; PROVIDED, however, that notwithstanding the foregoing or anything to the contrary contained in this Agreement, nothing in this Article VII shall restrict or limit any rights that any Indemnified Party may have to seek equitable relief.


                                  ARTICLE VIII

                                    COVENANTS

     8.1 ASSIGNMENT UNDER REGISTRATION RIGHTS AGREEMENT. Pursuant to Paragraph 11 of the Registration Rights Agreement, effective as of the Closing the Seller hereby assigns to each Purchaser all of the Seller's rights and obligations under the Registration Rights Agreement with respect to the Purchased Shares being purchased by such Purchaser from the Seller. Without limiting the foregoing, the Seller shall within twenty (20) days of the date hereof (i) furnish the Company with written notice of the name and address of each Purchaser and (ii) furnish the Company with written notice of the assignment of registration rights with respect to the Purchased Shares.

     8.2 ASSIGNMENT UNDER SHAREHOLDERS RIGHTS AGREEMENT. Effective as of the Closing the Seller hereby assigns to each Purchaser all of the Seller's rights and obligations under the Shareholders Rights Agreement with respect to the Purchased Shares being purchased by such Purchaser from the Seller or otherwise.

     8.3 NO OTHER SALES. The Seller hereby covenants and agrees that it shall not sell or agree to sell, directly or indirectly, whether pursuant to Article 40 of the Articles of Association or otherwise, any of the Purchased Shares to any Major Shareholder or any other Person unless required to do so pursuant to the exercise by the Major Shareholder(s) of the Rights of First Refusal with respect to all of the Purchased Shares.

     8.4 SATISFACTION OF CONDITIONS. The Seller shall take all actions reasonably necessary to cause the conditions set forth in Sections 5.3 and 5.5 to be satisfied as promptly as practicable.

                                   ARTICLE IX

                            TERMINATION OF AGREEMENT

     9.1 TERMINATION. This Agreement may be terminated prior to the Closing as follows:

          (a) at the election of the Seller or the Purchasers by written notice to the other parties hereto after 5:00 p.m., New York time, on January 17, 2005, if the Closing shall not have occurred, unless such date is extended by the mutual written consent of the Seller and the Purchasers; PROVIDED, however, that the right to terminate this Agreement under this Section 9.1(a) shall not be available to any party whose breach of any representation, warranty, covenant, condition or agreement under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

          (b) at any time on or prior to the Closing Date, by mutual written consent of the Seller and the Purchasers.

     If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 9.2.

     9.2 SURVIVAL. If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, then (a) this Agreement shall become void and of no further force and effect, except for the provisions of Article I, this Section 9.2 and Sections 10.2 through 10.10 (inclusive) and (b) none of the parties hereto shall have any liability for any damages (including, without limitation, actual, compensatory, speculative, indirect, unforeseeable or consequential damages or lost profits) resulting from any termination of this Agreement.


                                    ARTICLE X

                                  MISCELLANEOUS

     10.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties made herein shall survive the execution and delivery of this Agreement until the second anniversary of the date hereof, except for the representation and warranty set forth in Section 3.3 which shall survive until the expiration of the applicable statute of limitations.

****CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.


     10.2 NOTICES. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, email, courier service or personal delivery:

                           (a)      if to any of the Purchasers:

                                    c/o****
                                    Telecopy:  ****
                                    Email:  ****
                                    Attention:  ****

                                    with a copy to:

                                    Paul, Weiss, Rifkind, Wharton & Garrison LLP
                                    1285 Avenue of the Americas
                                    New York, NY 10019-6064
                                    Telecopy:  (212) 757-3990
                                    Email:  dcifu@paulweiss.com
                                    Attention:  Douglas A. Cifu, Esq.

                           (b)      if to the Seller:

                                    Tower Semiconductor Ltd.
                                    Migdal Haemek Industrial
                                    Post Office Box 619
                                    Migdal Haemek, Israel 10056
                                    Telecopy:  972-4-654-7788
                                    Email:  carmel@towersemi.com
                                    Attention:  Carmel Vernia

                                    with a copy to:

                                    Yigal Arnon & Co.
                                    1 Azrieli Center
                                    Tel Aviv 67021
                                    Email:  davids@arnon.co.il
                                    Telecopy:  972-3-608-7714
                                    Attention:  David H. Schapiro

     All such notices, demands and other communications shall be deemed to have been duly given (i) when delivered by hand, if personally delivered; (ii) one Business Day after being sent, if sent via a reputable nationwide overnight courier service guaranteeing next business day delivery; (iii) five (5) Business Days after being sent, if sent by registered or certified mail, return receipt requested, postage prepaid; and (iv) when receipt is mechanically acknowledged, if telecopied or electronically confirmed, if emailed. Any party may, by notice given in accordance with this Section 10.2, designate another address or Person for receipt of notices hereunder. Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service or first class mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party to whom it is given.

     10.3 SUCCESSORS AND ASSIGNS; THIRD PARTY BENEFICIARIES. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws and the terms and conditions thereof, the Purchasers may assign any of their rights under this Agreement to any of their respective Affiliates, provided that each such assignee shall make the representations and warranties under Article IV and assumes in writing the obligations of such assignor under this Agreement. The Seller may not assign any of its rights under this Agreement without the prior written consent of the Purchasers. Except as set forth and in Article VII, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

     10.4 AMENDMENT AND WAIVER.

          (a) No failure or delay on the part of the Seller or any Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

          (b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Seller or the Purchasers from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Seller and the Purchasers and (ii) only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Seller in any case shall entitle the Seller to any other or further notice or demand in similar or other circumstances.

     10.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     10.6 GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

          (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

          (b) The parties hereto irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in the County of New York, in the State of New York over any suit, action or proceeding arising out of or relating to this Agreement. To the fullest extent they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

     THE SELLER AND EACH OF THE PURCHASERS EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

     10.7 SEVERABILITY. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

     10.8 ENTIRE AGREEMENT. This Agreement, together with the exhibits and schedules hereto, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     10.9 PUBLIC ANNOUNCEMENTS. Neither the Seller nor the Purchasers will make any public statements or issue any press releases with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto, except to the extent such party reasonably believes such public statement is required by any Requirement of Law, including, without limitation, any securities or stock market regulation, or to the extent required by the Purchasers in connection with their customary internal reporting. Notwithstanding the foregoing, the Seller will not use or refer to the name of any Purchaser in any public statement or disclosure without the consent of such Purchaser except to the extent that the Seller reasonably believes such statement or disclosure is required by applicable law or stock market regulations, provided that the Seller will provide a draft of such statement or disclosure prior to its publication or dissemination so that such Purchaser has a reasonable opportunity to review and comment on such draft. A press release with respect to the sale of the Purchased Shares shall be approved by the parties upon the Closing and released for publication.

     10.10 FURTHER ASSURANCES. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

     10.11 STAMP DUTY. Any stamp duty payable on the sale of the Purchased Shares, including any stamp duty owed on this Agreement, shall be divided equally between the Purchasers (as a group) and the Seller.

     10.12 EXPENSES. Subject to Section 10.11 and the following sentence, each party to this Agreement shall bear and pay all of its own fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement and the negotiations leading up to the execution of this Agreement. Without derogating from the previous sentence, expenses up to an amount of $20,000 incurred by the Company in connection with the due diligence review of the Company conducted by the Purchasers in connection with this Agreement, shall be borne equally by the Seller and the Purchasers (as a group) provided however, that neither the Seller nor the Purchasers shall be obligated to bear expenses in an amount greater than $10,000.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

****CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

     IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

                                         TOWER SEMICONDUCTOR LTD.



                                         By: _______________________________
                                              Name:
                                              Title:


                                         ****


                                         By:  ****,
                                              its General Partner



                                         By: _______________________________
                                              Name:
                                              Title:


                                         ****

                                         By:  ****,
                                              its Sole Member



                                         By: _______________________________
                                              Name:
                                              Title:

                                         ****



                                         By: _______________________________
                                              Name:
                                              Title:

                                         ****



                                         By: _______________________________
                                              Name:
                                              Title:

****CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

                                         ****

                                         By:  ****,
                                              its General Partner



                                         By: _______________________________
                                              Name:
                                              Title:

****CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

                                                                    SCHEDULE 2.1



                       PURCHASED SHARES AND PURCHASE PRICE



                        PURCHASED         PURCHASED
PURCHASER            ORDINARY SHARES   PREFERRED SHARES  PURCHASE PRICE
---------            ---------------   ----------------  ---------------


****                      2,499,173          54,167       $35,746,760


****                         33,800             733       $   483,462


****                        133,432           2,892       $ 1,908,536


****                         34,814             755       $   497,966


****                          2,805              61       $    40,124


       Total:             2,704,024          58,608       $38,676,848